SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

     Filed by the Registrant ☒

     Filed by a Party other than the Registrant ☐

     Check the appropriate box:

     ☐ Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

     ☐ Definitive Proxy Statement

     ☒ Definitive Additional Materials

     ☐ Soliciting Material Under Rule 14a-12

Chadmoore Wireless Group, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statements, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

     ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

     ☐ Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

On December 17, 2001, Nextel Communications, Inc. filed its Form 424(b)(3) proxy statement/prospectus, File No. 333-73720, with respect to its proposed purchase of substantially all of the operating assets of Chadmoore Wireless Group, Inc. The definitive proxy statement/prospectus of Chadmoore in connection with its sale of assets to Nextel is therefore deemed filed pursuant to Rule 14a-6(j) of the proxy rules. Chadmoore plans to distribute its definitive proxy statement/prospectus to its shareholders as of the December 10, 2001 record date beginning on December 19, 2001. Set forth below are six pages of definitive additional soliciting material not filed with the Form 424(b)(3) proxy statement/prospectus of Nextel.

TRANSACTION PROPOSED — YOUR VOTE IS VERY IMPORTANT

Chadmoore Wireless Group, Inc.

2875 East Patrick Lane, Suite G
Las Vegas, Nevada 89120

Dear Fellow Shareholders:

      Your board of directors has called a special meeting of the shareholders of Chadmoore Wireless Group, Inc. We are requesting that the shareholders approve an Agreement and Plan of Reorganization with Nextel Communications, Inc., which we refer to as the “asset sale agreement,” that would result in a wholly owned subsidiary of Nextel acquiring substantially all of the operating assets of Chadmoore, together with limited liabilities, for shares of class A common stock of Nextel or cash.

      In addition, we are requesting that the shareholders approve the dissolution of Chadmoore and a plan of liquidation, which provides for the dissolution and liquidation of Chadmoore under Colorado law contingent upon the closing of the asset sale. If the shareholders approve the asset sale agreement and the dissolution and plan of liquidation, Nextel pays for the assets with shares of its common stock and the value of the shares of Nextel common stock issued in the asset sale equals 80% or more of the gross fair market value of all of the properties of Chadmoore, including the value of any Chadmoore properties not acquired by Nextel, these transactions together should qualify as a tax-free “reorganization.”

      The purchase price under the asset sale agreement is payable in shares of Nextel common stock or cash. Assuming the 20-day average closing price of a share of Nextel common stock is greater than $10.00, Nextel must issue shares of its common stock in payment of the purchase price. If that 20-day average closing price is $10.00 or less, Nextel may elect to pay the purchase price in cash rather than in shares of its common stock, but in that event, however, Chadmoore may require Nextel to pay the purchase price in shares of Nextel common stock valued at $10.00 per share instead of the 20-day average closing price.

      If Nextel pays the purchase price in cash, the asset sale and the dissolution and liquidation together would not qualify as a tax-free reorganization. If Nextel pays in shares of its common stock valued at $10.00 per share and the 20-day average closing price of a share of Nextel common stock is sufficiently less than $10.00, the value of the shares of Nextel common stock issued in the asset sale may not equal 80% or more of the gross fair market value of all of the properties of Chadmoore, and the transaction may not qualify as a tax-free reorganization. In addition, if the shareholders approve the asset sale agreement, but do not approve the dissolution and plan of liquidation, there is a materially increased risk that the transaction would not qualify as a tax-free reorganization. If the transaction does not qualify as a tax-free reorganization, it would result in substantially less value to you.

      The purchase price payable by Nextel at the closing of the asset sale is subject to adjustment and will be reduced to the extent of Chadmoore’s indebtedness to Barclays Bank PLC and will be further reduced if Chadmoore is unable to deliver specified assets to Nextel. Based on Chadmoore’s anticipated indebtedness to Barclays Bank at February 15, 2002, and assuming that Chadmoore delivers all of the required assets and that the 20-day average closing price per share of Nextel common stock is greater than $10.00, Nextel would issue shares of its common stock to Chadmoore valued at about $109.6 million. In that event, based on Chadmoore’s current estimates of its obligations and liabilities and assuming the exercise of some options and warrants to acquire shares of Chadmoore common stock, Chadmoore estimates that about $0.79 per share (based on the value of shares of Nextel common stock as of the closing date) would be available for distribution to the Chadmoore shareholders over the next several years. Based upon the same assumptions, except that Chadmoore fails to deliver channels to Nextel such that the shares of Nextel common stock issued to Chadmoore is reduced by $10 million, a Chadmoore shareholder would receive about $0.65 per share (based on the value of shares of Nextel common stock as of the closing date) instead of about $0.79 per share.

      Alternatively, if the purchase price is paid in cash, in which case Chadmoore’s indebtedness to Barclays Bank would be higher as described in the accompanying proxy statement/ prospectus, Nextel would deliver to Chadmoore about $104.4 million in cash, based on the first set of assumptions stated above regarding the channels delivered. In this case, a Chadmoore shareholder would receive about $0.57 per share in cash instead of about $0.79 per share in shares of Nextel common stock. If about $94.4 million in cash is delivered, based on the second set of assumptions stated above regarding the channels not delivered, a Chadmoore shareholder would receive about $0.48 per share in cash.

      In addition, there are other possible events that might impact the value of distributions to you. Chadmoore cannot be sure what amount will ultimately be distributed to you.

      The board of directors of Chadmoore unanimously recommends that you vote for approval of the asset sale agreement and for approval of the dissolution and plan of liquidation. Chadmoore will not dissolve and liquidate unless the asset sale is completed.

      If the asset sale agreement is approved, but the dissolution and plan of liquidation is not approved, we will complete the asset sale, and rather than distributing the shares of Nextel common stock or cash to you in liquidation, we will otherwise distribute to you the consideration received from Nextel within one year from the closing date of the asset sale. In this event, however, there is a materially increased risk that the asset sale and the distribution will not qualify as a tax-free reorganization. We urge you to read the attached proxy statement/prospectus, including the “Risk Factors” section.

      The special meeting will be held at the Holiday Inn, 300 J Street, Sacramento, California 95814 on January 28, 2002, at 10:00 a.m., local time.

      Your vote is very important, regardless of the number of shares you own. Please take the time to vote by completing the accompanying proxy card and returning it in the return envelope provided, even if you plan to attend the special shareholders meeting. You should note that if you sign, date and mail your proxy card, without indicating how you wish to vote, your proxy will be voted in favor of the asset sale agreement and in favor of the dissolution and plan of liquidation. If you hold shares in the name of your bank, broker or other record holder, you should follow the instructions on the form you receive from them in order to vote your shares.

      I strongly support the proposed transactions and join with Chadmoore’s entire board of directors in enthusiastically recommending that you vote in favor of the proposals presented to you for your approval.

Robert W. Moore
Chairman of the Board
Chadmoore Wireless Group, Inc.

Chadmoore Wireless Group, Inc.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held January 28, 2002

To Holders of Shares of Common Stock of Chadmoore Wireless Group, Inc.:

      A special meeting of holders of Chadmoore common stock will be held at the Holiday Inn, 300 J Street, Sacramento, California 95814 on January 28, 2002, at 10:00 a.m., local time, for the following purposes:

1.	To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated August 21, 2000, as amended August 31, 2000, February 20, 2001, June 29, 2001 and November 16, 2001, among Nextel Communications, Inc., Nextel Finance Company, a wholly owned subsidiary of Nextel Communications, and Chadmoore Wireless Group, Inc., under which Nextel Finance will acquire substantially all of Chadmoore’s operating assets, together with limited liabilities, in exchange for shares of class A common stock of Nextel or cash. A copy of the Agreement and Plan of Reorganization, as amended, which we refer to as the “asset sale agreement,” is attached to the accompanying proxy statement/prospectus as Annex A.

2.	To consider and vote upon a proposal to approve the dissolution of Chadmoore and a plan of liquidation. Copies of the articles of dissolution and the plan of liquidation are attached to the accompanying proxy statement/prospectus as Annexes B-1 and B-2, respectively. Even if approved, this proposal will only take effect if the asset sale is completed.

      The board of directors of Chadmoore unanimously recommends that the Chadmoore shareholders vote for approval of the asset sale agreement and for approval of the dissolution and plan of liquidation.

      Only holders of record of Chadmoore common stock at the close of business on December 10, 2001 are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting.

      Each holder of Chadmoore common stock has the right to dissent from the proposed asset sale and to demand payment of the fair value of his or her shares in the event the asset sale is completed. In order to preserve the right to exercise these dissenters’ appraisal rights, a holder of Chadmoore common stock must deliver to Chadmoore, before the vote is taken at the special meeting, a written demand for payment for his or her shares in the manner provided under Sections 7-113-202 and 7-113-204 of the Colorado Business Corporation Act (a copy of which is attached as Annex C to the accompanying proxy statement/prospectus). In order to preserve the right to exercise dissenters’ appraisal rights, a holder of Chadmoore common stock must also not vote his or her shares in favor of the asset sale agreement at the special meeting and must otherwise comply with all of the requirements of Colorado law. These dissenters’ appraisal rights are more fully explained under “Proposal 1: The Asset Sale — Dissenters’ Appraisal Rights” in the accompanying proxy statement/prospectus. The Chadmoore shareholders do not have the right to dissent from the dissolution and plan of liquidation.

      All of the shareholders are cordially invited to attend the special meeting. It is important that your shares be represented at the special meeting, whether or not you plan to attend in person. Please complete, sign, date and return the accompanying proxy card in the enclosed envelope, which requires no postage if mailed in the United States. Prompt action in sending in your proxy card will eliminate the expense of further solicitation. You may revoke your proxy in the manner described in the accompanying proxy statement/prospectus at any time before the proxy has been voted at the special meeting. If you instruct your bank, broker or other record holder to vote your shares, you must follow any directions received from them to change those instructions. You are receiving a proxy for each account in your household. Please vote, sign and mail all proxies you receive.

By order of the Board of Directors,

Robert W. Moore Chairman of the Board
Chadmoore Wireless Group, Inc.

Las Vegas, Nevada
December 14, 2001

Chadmoore Wireless Group, Inc.

NOTICE OF DISSENTERS’ APPRAISAL RIGHTS

To Holders of Shares of Series C Preferred Stock of Chadmoore Wireless Group, Inc.:

      Under Colorado law, holders of Chadmoore series C preferred stock are entitled to notice of and to dissent from a proposal to approve the Agreement and Plan of Reorganization, dated August 21, 2000, as amended August 31, 2000, February 20, 2001, June 29, 2001 and November 16, 2001, among Nextel Communications, Inc., Nextel Finance Company, a wholly owned subsidiary of Nextel Communications, and Chadmoore Wireless Group, Inc., under which Nextel Finance will acquire substantially all of Chadmoore’s operating assets, together with limited liabilities, in exchange for shares of class A common stock of Nextel or cash. A copy of the Agreement and Plan of Reorganization, as amended, which we refer to as the “asset sale agreement,” is attached to the accompanying proxy statement/prospectus as Annex A.

      Each holder of Chadmoore series C preferred stock has the right to dissent from the proposed asset sale and to demand payment of the fair value of his or her shares in the event the asset sale is completed. In order to preserve the right to exercise these dissenters’ appraisal rights, a holder of Chadmoore series C preferred stock must deliver to Chadmoore, before the vote is taken on the asset sale agreement at the special meeting, a written demand for payment for his or her shares in the manner provided under Sections 7-113-202 and 7-113-204 of the Colorado Business Corporation Act (a copy of which is attached as Annex C to the accompanying proxy statement/prospectus) and must otherwise comply with all of the requirements of Colorado law. These dissenters’ appraisal rights and the requirements of Colorado law are more fully explained under “Proposal 1: The Asset Sale — Dissenters’ Appraisal Rights” in the accompanying proxy statement/prospectus.

By order of the Board of Directors,
Robert W. Moore Chairman of the Board Chadmoore Wireless Group, Inc.

Las Vegas, Nevada
December 14, 2001

PROXY	PROXY

CHADMOORE WIRELESS GROUP, INC.

PROXY FOR THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON JANUARY 28, 2002

SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints Robert W. Moore and Stephen K. Radusch, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of common stock of Chadmoore Wireless Group, Inc., a Colorado corporation (the “Company”), which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held at the Holiday Inn, 300 J Street, Sacramento, California 95814, on January 28, 2002, at 10:00 a.m. local time, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement/Prospectus of the Company dated December 14, 2001, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

     THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR BOTH PROPOSALS 1 AND 2.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

CHADMOORE WIRELESS GROUP, INC.

☒	Please mark votes as in this example

     A vote FOR the following proposals is recommended by the Board of Directors:

     1. To approve the Agreement and Plan of Reorganization, dated August 21, 2000, as amended August 31, 2000, February 20, 2001, June 29, 2001 and November 16, 2001, among Nextel Communications, Inc., Nextel Finance Company, a wholly owned subsidiary of Nextel Communications, Inc., and Chadmoore Wireless Group, Inc. under which Nextel Finance will acquire substantially all of Chadmoore’s operating assets, together with limited liabilities, in exchange for shares of class A common stock of Nextel or cash.

☐	FOR	☐	AGAINST	☐	ABSTAIN

2.     To approve both the dissolution of Chadmoore and its plan of liquidation.

☐	FOR	☐	AGAINST	☐	ABSTAIN

PLEASE SIGN HERE. If shares of stock are held jointly,	Signature:____________________
both or all of such persons should sign. Corporate or
partnership proxies should be signed in full corporate
or partnership name by an authorized person. Persons
signing in a fiduciary capacity should indicate their
full titles in such capacity.	Signature:____________________ (if held jointly) Dated:_______________________

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.